                                                                    EXHIBIT 23.4

                CONSENT OF WEIR INTERNATIONAL MINING CONSULTANTS

         We hereby consent to the reference to Weir International Mining Consultants in documents incorporated by reference into, and under the caption "Experts" included in, the prospectus of Arch Coal, Inc. for the registration of securities, which prospectus is part of the Registration Statement on Form S-3 to which this consent is an exhibit.

         We further wish to advise that Weir International Mining Consultants was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International Mining Consultants nor any of its employees had or now has a substantial interest in Arch Coal, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,



By:       /s/ JOHN W. SABO
Name:     John W. Sabo
Title:    Senior Vice President
Date:     November 12, 2004